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                                                                     Exhibit 8.1


                    [Letterhead of Willkie Farr & Gallagher]



November 21, 2001


Loral CyberStar, Inc.
2440 Research Boulevard
Suite 400
Rockville, Maryland 20850

Re:      Registration Statement on Form S-4
         File No. 333-73600

Ladies and Gentlemen:

We have acted as counsel for CyberStar, Inc., a Delaware corporation (the "Company"), and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4, filed with the Securities and Exchange Commission (the "SEC") on November 16, 2001, as amended by Amendment No. 1 thereto, filed with the SEC on the date hereof (File No. 333-73600) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"), related to the issuance of up to $675,000,000 aggregate principal amount of the Company's newly-issued 10% Senior Notes due 2006 (the "New Notes") and warrants ("Warrants") to purchase up to 6,657,096 shares of common stock, par value $0.01 per share, of Loral Space and Communications Ltd., a Bermuda corporation ("Parent"), the parent of the Company. The New Notes will be guaranteed (the "New Notes Parent Guaranty") on a senior, unsecured basis by Parent and will be guaranteed on a senior, unsecured basis by Loral Asia Pacific Satellite (HK) Limited (the "Subsidiary Guarantor"). The New Notes and Warrants will be issued pursuant to an exchange offer (the "Exchange Offer") offered to the holders of the Company's 11.25% Senior Notes Due 2007 (the "Senior Notes") and the holders of the Company's 12.50% Senior Discount Notes Due 2007 (the "Senior Discount Notes" and, together with the Senior Notes, the "Existing Notes") to exchange any and all of the Existing Notes outstanding for New Notes and Warrants. The New Notes, the New Notes Parent Guaranty and the New Notes Subsidiary Guaranty are to be issued pursuant to an Indenture (the "New Notes Indenture") governing the New Notes among the Company, Parent, the Subsidiary Guarantor and Bankers Trust Company, as trustee (the "Trustee").

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, corporate records, agreements, documents and other instruments (the aforementioned documents together, the "Documents"), and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In such examination, we have assumed the authenticity of all documents submitted to us as copies, the authenticity of the originals of such documents, the genuineness of all signatures, and the correctness of all representations made therein. (The terms of the Documents are incorporated herein by reference.) We have further assumed that the final executed Documents will be substantially the

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Loral CyberStar, Inc.
November 21, 2001
Page 2


same as those which we have reviewed and that there are no agreements or understandings between or among the parties to the Documents with respect to the transactions contemplated therein other than those contained in the Documents.

Based upon the foregoing and upon consideration of applicable law, and subject to the next succeeding paragraph, it is our opinion that the discussion of the United States federal income tax matters set forth under the caption "Federal Income Tax Consequences" in the prospectus that forms part of the Registration Statement (the "Prospectus"), insofar as it sets forth statements of law or legal conclusions is accurate in all material respects and accurately summarizes our opinions and advice to the Company with respect to the material tax issues of the exchange offer.

Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or facts, or any change or inaccuracy in the statements, facts or assumptions on which we have relied, may affect the continuing validity of the opinion set forth above. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. No opinion is expressed on any matters other than those specifically covered by this opinion.

This opinion is limited to the federal income taxation laws of the United States and does not cover questions arising under or relating to the laws of any other jurisdiction, including without limitation, the laws of any other foreign jurisdiction or any State of the United States, the District of Columbia or any political subdivision of any of these.

We hereby consent to being named in the Registration Statement and the Prospectus as counsel that has passed on the above-referenced tax matters. We also hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Willkie Farr & Gallagher